EXHIBIT 99.1

FOR IMMEDIATE RELEASE:

Synutra Reports Fourth Quarter and
Full Year Fiscal 2011 Financial Results

Inventory Trends Reflect Sustained Recovery
4Q11 Net Sales Up 79.3% from 3Q11
Fiscal 2011 Gross Margin Increased to 31.3%

Qingdao, China and Rockville, Md. – June 14, 2011 – Synutra International, Inc. (NASDAQ: SYUT), a leading infant formula company in China and a producer, marketer and seller of nutritional products for infants, children and adults, today announced financial results for the fourth quarter and full year of fiscal 2011 ended March 31, 2011.

Mr. Liang Zhang, Chairman and CEO of Synutra, remarked, “Our results this quarter demonstrate that our recovery is ongoing and, we believe, sustainable.  Sales of our branded powdered formula have doubled since the last quarter, led by growth of our Super series.  Furthermore, we have launched a new brand, our My Angel series to capitalize upon the shifting market dynamics of China’s infant dairy market.  This supplementary product line will be distributed through specialty baby stores with unique formulations and is not expected to cannibalize our existing premium product lines.  Looking forward, we believe our focus on premium quality brands as well as our broadening distribution reach will lead to greater consumer recognition.”

Mr. Donghao Yang, Chief Financial Officer of Synutra, commented, “The fourth quarter is also significant from a channel perspective.  We have begun to see signs of our distributors’ inventory levels stabilizing after the destocking in the previous two quarters.  Overall, we are pleased with the continued financial and operational improvements accomplished by our dedicated employees.”

Financial Results for the Fourth Quarter of Fiscal 2011 versus Third Quarter of Fiscal 2011

	Quarter Ended		QoQ Change
	March 31, 2011	December 31, 2010	USD 000's	(%)
Net sales	79,294	44,233	35,061	79.3%

Cost of sales	(61,826)	(39,211)	(22,615)	57.7%
Gross profit	17,468	5,022	12,446	247.8%
Gross margin	22.0%	11.4%

Selling and distribution expenses	(10,858)	(12,714)	1,856	-14.6%
Advertising and promotion expenses	(6,313)	(10,451)	4,138	-39.6%
General and administrative expenses	(7,685)	(6,130)	(1,555)	25.4%
Impairment loss of assets disposal	0	0	0
Other operating income, net	957	173	784	453.2%
Total operating expense	(23,899)	(29,122)	(5,223)	-17.9%

Loss from operations	(6,431)	(24,100)	17,669	-73.3%
Operating margin	-8.1%	-54.5%

Net interest expense and other income	(2,553)	(2,366)	(187)	7.9%
Income tax benefit	384	5,920	(5,536)	-93.5%
Net loss attributable to the noncontrolling interest	(61)	(67)	(6)	-9.0%

Net loss attributable to Synutra International, Inc. common shareholders	(8,539)	(20,479)	(11,940)	-58.3%
Net margin	-10.8%	-46.3%

Loss per share - Diluted	($0.15)	($0.36)	$(0.21)	-58.3%

Net sales increased 79.3% to $79.3 million in the fourth quarter of fiscal 2011 from $44.2 million in the third quarter of fiscal 2011, led by growth in the Company’s infant formula sales.  Net sales from the Company’s branded powdered formula segment were $48.3 million, or 60.9% of net sales in the quarter, compared to $20.7 million, or 46.8% of net sales, in the previous quarter.  Net sales of the Company’s Super series infant formula accounted for 53.9% of the volume of sales and 65.8% of the net sales of the powdered formula segment for the fourth quarter of fiscal year 2011 compared to 45.4% of the volume of sales and 57.1% of the net sales of the powdered formula segment in the third quarter of fiscal year 2011. By volume, sales of powdered formula products were 6,057 tons in the fiscal fourth quarter compared to 4,063 tons in the previous quarter.

Net sales from Other Products, which mainly consist of surplus milk powder, whey protein and raw milk sold to industrial customers, was $30.8 million, or 38.8% of net sales, in the fourth quarter of fiscal 2011, compared to $23.3 million, or 52.7% of net sales in the third quarter of fiscal 2011.  The decrease in sales to industrial customers demonstrates the Company’s gradual shift away from distribution of surplus milk powder.

Gross profit was $17.5 million in the fourth quarter of fiscal 2011, compared to $5.0 million in the third quarter of fiscal year 2011. Gross margin in the fourth quarter of fiscal 2011 was 22.0%, compared to 11.4% in the third quarter of fiscal 2011. This reflects the impact of the discounts the Company provided to distributors to regain market share, which were deducted from gross sales, negatively impacting net sales and gross margin.

Loss from operations improved substantially to $6.4 million, from the $24.1 million operating loss in the prior year period. Total operating expenses were 30.1% of revenue reflecting advertising and promotional activities in line with the Company’s normalized range.

Mr. Yang continued, “We are pleased to note strong sequential growth in our financial performance.  Operating results have shown significant improvement in the fourth quarter compared to the previous two quarters when the hormone crisis impacted results. Our powdered formula segment sales increased by 133.2% and gross margin more than doubled in the fourth quarter compared to the third quarter. Operating loss this quarter narrowed by 73.3% compared with the previous quarter. As we have observed, the destocking of channel inventory is coming to an end, which is a major contributing factor to our operating improvement. As our market share continues to recover directionally over time, distributors will adjust their inventory level upward accordingly, so we expect to see further improvement in our operating results in the coming quarters.”

	Fiscal Year 2011
	First	Second	Third	Fourth
	(In thousands except percentage)
Powdered formula segment
- Net sales	$79,244	$37,285	$20,722	$48,318
- Gross margin	56.9%	28.6%	16.1%	39.9%

Overall
- Income (loss) from operations	16,290	(26,101)	(24,100)	(6,431)

Market Share (last month of each quarter) (CIC data)	7.1%	4.6%	5.2%	4.9%

Full Year Ended March 31, 2011 Financial Results
Net sales for the fiscal year ended March 31, 2011 decreased 14.9% to $248.5 million from $291.9 million in the prior fiscal year.  Net sales from branded powdered formula products decreased 4.5% to $185.6 million, or 74.7% of net sales in the fiscal year ended March 31, 2011, from $194.4 million, or 66.6% of net sales in the prior fiscal year.

Net sales from Other products, which consist mainly of the surplus milk powder to industrial customers, were $61.5 million, or 24.7% of net sales in the fiscal year 2011, compared to $95.2 million, or 32.6% of net sales in the prior fiscal year.

Gross profit was $77.7 million in fiscal year 2011, which decreased 6.8% from $83.4 million in the prior fiscal year. Gross margin increased to 31.3% in fiscal year 2011 from 28.6% in the prior year period.

Operating loss was $40.3 million in fiscal year 2011, compared to an operating loss of $23.9 million in the prior fiscal year.  Net loss attributable to Synutra International, Inc. common stockholders was $40.1 million in fiscal year 2011, or ($0.71) per diluted share, compared with a net loss of $24.6 million, or ($0.46) per diluted share in the prior year.

Balance Sheet
As of March 31, 2011, the Company had cash and cash equivalents of $48.7 million and restricted cash of $37.7 million.

Mr. Zhang stated in closing, “We continue to be confident in the long-term potential of both Synutra and China’s domestic infant formula market.  The past fiscal year has wrought many challenges for both our Company and the broader domestic industry.  However, with the government’s current focus on quality control as well as our internal dedication to high quality products and a robust nationwide distribution network, we continue to believe the future is bright.”

Conference Call Details
The Company will hold a conference call on Wednesday, June 15, 2011 at 8:00 am Eastern Time to discuss the financial results.  Listeners may access the call by dialing the following numbers:

United States Toll Free:	+1 (866) 405-2350
International:	+1 (718) 354-1231
Conference ID:	72126546

The replay will be accessible through June 21, 2011 by dialing the following numbers:

United States Toll Free:	+1 (866) 214-5335
International:	+1 (718) 354-1232
Conference ID:	72126546

A webcast of the conference call will be available through the Company’s IR website at www.synutra.com.

About Synutra International, Inc.
Synutra International, Inc. (Nasdaq: SYUT) is a leading infant formula company in China. It principally produces, markets and sells its products under the "Shengyuan" or "Synutra" name, together with other complementary brands. It focuses on selling premium infant formula products, which are supplemented by more affordable infant formulas targeting the mass market as well as other nutritional products and ingredients. It sells its products through an extensive nationwide sales and distribution network covering 30 provinces and provincial-level municipalities in China. As of March 31, 2011, this network comprised over 580 independent distributors and over 1,000 independent sub-distributors who sell Synutra products in over 71,000 retail outlets.

Forward-looking Statements
This press release contains "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995 that are based on our current expectations, assumptions, estimates and projections about Synutra International, Inc. and its industry. All statements other than statements of historical fact in this release are forward-looking statements. In some cases, these forward-looking statements can be identified by words or phrases such as "anticipate," "believe," "continue," "estimate," "expect," "intend," "is/are likely to," "may," "plan," "should," "will," "aim," "potential," "continue," or other similar expressions. The forward-looking statements included in this press release relate to, among others, Synutra's goals and strategies; its future business development, financial condition and results of operations; the expected growth of the nutritional products and infant formula markets in China; market acceptance of Synutra’s products; the safety and quality of Synutra’s products; Synutra's expectations regarding demand for its products; Synutra's ability to stay abreast of market trends and technological advances; competition in the infant formula industry in China; PRC governmental policies and regulations relating to the nutritional products and infant formula industries, and general economic and business conditions in China. These forward-looking statements involve various risks and uncertainties. Although Synutra believes that the expectations expressed in these forward-looking statements are reasonable, these expectations may turn out to be incorrect. Synutra's actual results could be materially different from the expectations. Important risks and factors that could cause actual results to be materially different from expectations are generally set forth in Synutra's filings with the Securities and Exchange Commission. The forward-looking statements are made as of the date of this press release. Synutra International, Inc. undertakes no obligation to update any forward-looking statements to reflect events or circumstances after the date on which the statements are made or to reflect the occurrence of unanticipated events.

FOR FURTHER INFORMATION:
Synutra International, Inc.
Investor Relations Department
ir@synutra.com or 301-840-3881

Synutra International, Inc.
Consolidated Balance Sheets

	March 31, 2011	March 31, 2010
	(in thousands, except share par value)
ASSETS
Current Assets:
Cash and cash equivalents	$48,741	$48,693
Restricted cash	37,690	33,384
Accounts receivable, net of allowance	46,021	26,013
Inventories	67,372	52,134
Due from related parties	13,708	8,111
Income tax receivable	259	523
Receivable from assets disposal	1,714	5,879
Prepaid expenses and other current assets	11,562	8,209
Deferred tax assets	20,922	33,390

Total current assets	247,989	216,336

Property, plant and equipment, net	109,811	110,037
Land use rights, net	6,096	5,996
Intangible assets, net	3,140	3,394
Goodwill	-	1,437
Receivable from assets disposal	-	4,404
Other assets	4,022	3,575
Deferred tax assets	27,646	4,178

TOTAL ASSETS	$398,704	$349,357

LIABILITIES AND EQUITY

Current Liabilities:
Short-term debt	$124,281	$98,069
Long-term debt due within one year	38,131	61,194
Accounts payable	52,923	49,947
Due to related parties	2,330	2,670
Advances from customers	4,890	9,375
Other current liabilities	25,913	22,674

Total current liabilities	248,468	243,929

Long-term debt	62,722	41,018
Deferred revenue	4,456	4,688
Capital lease obligations	5,540	5,372
Other long-term liabilities	1,592	1,419

Total liabilities	322,778	296,426

Equity:
Synutra International, Inc. shareholders' equity
Common stock, $.0001 par value: 250,000 authorized; 57,301 and 54,001 issued and outstanding at March 31, 2011 and 2010, respectively	6	5
Additional paid-in capital	135,440	76,607
Accumulated deficit	(88,357)	(48,289)
Accumulated other comprehensive income	28,204	24,015

Total Synutra common shareholders’ equity	75,293	52,338

Noncontrolling interest	633	593

Total equity	75,926	52,931

TOTAL LIABILITIES AND EQUITY	$398,704	$349,357

Synutra International, Inc.
Consolidated Statements of Income

	Three Months Ended March 31,		Year Ended March 31,
	2011	2010	2011	2010	2009
	(in thousands except earnings per share data)

Net sales	$79,294	$82,411	$248,516	$291,886	$312,528
Cost of sales	61,826	43,472	170,769	208,476	259,086

Gross profit	17,468	38,939	77,747	83,410	53,442

Selling and distribution expenses	10,858	11,543	48,409	43,989	44,178
Advertising and promotion expenses	6,313	6,606	41,420	33,854	115,478
General and administrative expenses	7,685	9,493	28,261	24,509	25,455
Impairment of goodwill	-	-	1,440	-	-
Impairment loss from assets disposal	-	(80)	-	5,894	-
Other operating income, net	957	396	1,441	894	5,790

Loss from operations	(6,431)	11,773	(40,342)	(23,942)	(125,879)

Interest expense	2,920	2,386	10,321	8,603	4,857
Interest income	388	246	820	1,850	341
Other income (expense), net	(21)	10	277	(1,081)	(580)

Loss before income tax benefit	(8,984)	9,643	(49,566)	(31,776)	(130,975)

Income tax benefit	(384)	593	(9,306)	(6,904)	(30,386)

Net loss	(8,600)	9,050	(40,260)	(24,872)	(100,589)

Net loss attributable to the noncontrolling interest	(61)	(28)	(192)	(257)	(40)

Net loss attributable to Synutra International, Inc. common shareholders	$(8,539)	$9,078	$(40,068)	$(24,615)	$(100,549)

Loss per share - basic	$(0.15)	$0.17	$(0.71)	$(0.46)	$(1.86)
Loss per share - diluted	$(0.15)	$0.17	$(0.71)	$(0.46)	$(1.86)

Weighted average common share outstanding - basic	57,301	54,001	56,476	54,001	54,001
Weighted average common share outstanding - diluted	57,301	54,187	56,476	54,001	54,001